EXHIBIT 4(a)(2)

                     FIRST AMENDMENT TO LOAN AGREEMENT

   THIS FIRST AMENDMENT TO LOAN AGREEMENT is entered into as of June 4, 1997 by and among Wellman, Inc., a Delaware corporation (the "Borrower"), Fleet National Bank, a national banking association, in its capacity as agent for itself and the other Banks (the "Agent") and the Banks.

                                RECITALS

   WHEREAS, capitalized terms used in this First Amendment to Loan Agreement (the "Amendment") and not expressly defined herein shall have the respective meanings assigned thereto in that certain Loan Agreement dated as of February 8, 1995 among the Borrower, the Agent and the Banks (the "Loan Agreement").

   WHEREAS, the Borrower, the Banks and the Agent desire to amend the Loan Agreement as provided in this Amendment.

   NOW THEREFORE, in consideration of the terms and conditions set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the Borrower, the Banks and the Agent hereby mutually agree as follows:

1. Effective as of the date hereof, the Loan Agreement is hereby amended as follows:

     (a) Section 1.01 of the Loan Agreement is amended by inserting the following definition immediately after the definition of "Capitalized Lease Obligations":

          "Cash Equivalent Investments" means any amount reflected on Borrower's consolidated balance sheet as cash or cash equivalent investments to the extent such Investments and other amounts are freely tradable.

     (b) Section 1.01 of the Loan Agreement is further amended by deleting the definition of "EBIT" and inserting the following definition in substitution therefor:

          "EBITDA" means, for any fiscal period of the Borrower, Borrower's Net Income from Continuing Operations for such fiscal period, plus the amount of income tax expense for such fiscal period, minus the amount of income tax benefit for such fiscal period, plus Interest Expense for such fiscal period, minus the amount of interest income for such fiscal period, plus the amount of depreciation and amortization for such fiscal period as reflected on Company's Consolidated Cash Flow, all the foregoing additions and subtractions being added or subtracted only to the extent included in the calculation of Borrower's Net Income from Continuing Operations for the Borrower fiscal period in question and all as determined on a consolidated basis for the Borrower in accordance with GAAP.

     (c) The term "EBIT" is amended to read "EBITDA" wherever such term appears in the Loan Agreement.

     (d) In Section 1.01 the definition of "Net Income from Continuing Operations" is amended by changing the word "...effective..." to "...effect..." in line 5 thereof.

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     (e)  Section 5.01(J) of the Loan Agreement is hereby amended to read as follows:

          "(J) Maintain EBITDA Coverage at the end of each fiscal quarter of the Borrower ending after March 31, 1997 of not less than 3.5 to 1.0; provided, however, that for purposes of calculating compliance with this Section 5.01(J) the computation of EBITDA shall exclude losses or gains from the operations of or discontinuation(s) of any business(es) of Borrower, or any portion(s) or unit(s) thereof (such business or portion or unit thereof being referred to as an "Affected Business") if
                (x) the Borrowers Board of Directors has committed or authorized the closure or disposition of such Affected Business and (y) the aggregate book value of the Affected Business' Tangible Assets as of the end of the quarter immediately prior to such loss was less than 10% of the Consolidated Tangible Assets as of the end of the quarter immediately prior to such loss and (z) that any loss or gain relating to the Affected Business or gain or loss on closure or disposition of such Affected Business is a separately stated line item on the Borrower's consolidated income statement and/or separately disclosed in the footnotes, all of the foregoing to be calculated in accordance with GAAP; provided that the aggregate amount of such losses net of such gains from all Affected Businesses that may be so excluded from and after April 1, 1997 shall not exceed twenty percent (20%) of Consolidated Stockholders' Equity as of the quarter ending immediately prior to the quarter for which compliance with this Section 5.01(J) is being determined."

     (f) Section 5.01(K) of the Loan Agreement is hereby amended to read as follows:

          "(K) Leverage Ratio. Maintain at the end of each of Borrower's fiscal quarters a Leverage Ratio of not greater than .55 to 1.0; provided, that solely for purposes of calculating Borrower's compliance with this covenant, there shall be subtracted from Adjusted Indebtedness the excess of (A) Borrower's Cash Equivalent Investments at such date over (B) the sum of (i) $10,000,000 and (ii) the amount of federal income taxes that would be payable (if any) if Borrower's Cash Equivalent Investments held outside the United States were repatriated to the United States at the end of such quarter, and taxed at the Assumed Rate. For purposes of this
                Section 5.01(K) the term "Assumed Rate" means the greater of zero or the difference between (a) the highest federal income tax rate in the United States applicable to domestic corporations and (b) the highest income tax rate applicable to Borrower or its Subsidiaries, as appropriate, on the Cash Equivalent Investments in the jurisdiction in which such Cash Equivalent Investments are held at the end of such quarter.

     (g) Exhibit D to the Loan Agreement will be appropriately modified to reflect the changes provided for in this Amendment.

   Section 2. Representations and Warranties. The Borrower hereby represents and warrants that (i) it has full power and authority to execute and deliver this Amendment and to perform its obligation hereunder, (ii) it


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has taken all corporate action necessary for the execution and delivery by it of this Amendment and the performance by it of its obligations hereunder, and
(iii) this Amendment constitutes its valid and binding obligation enforceable against it in accordance with its terms except to the extent enforceability may be subject to bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally or the application of principles of equity, whether in an action at law or proceeding in equity.

   Section 3.  Reference to and Effect Upon the Loan Agreement.

   3.1 The Loan Agreement, as specifically amended hereby, is hereby ratified, confirmed and approved and shall remain in full force and effect.

   3.2 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Bank under the Loan Agreement, nor constitute an amendment of any provision of the Loan Agreement, except as specifically set forth herein. Upon the effectiveness of this Amendment (i) each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment; and (ii) each reference in any Note or Related Document to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended by this Amendment.

   Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.

   Section 5. Headings. Article and Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

   Section 6. Counterparts. This Agreement may be executed and delivered in any number of counterparts each of which shall be deemed an original, and this Agreement shall be effective when at least one counterpart hereof has been executed by each of the parties hereto.

   IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized as of the date first written above.

                                       WELLMAN, INC.

                                       By: /s/ Audrey Goodman
                                         -----------------------
                                       Name:  Audrey Goodman
                                       Title:  Assistant Treasurer

                                       FLEET NATIONAL BANK, as Agent and
                                       as a Bank

                                       By:
                                         ------------------------
                                       Name:
                                       Title:





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                                       FLEET NATIONAL BANK, as successor to
                                       Natwest Bank N.A.

                                       By:
                                         ------------------------
                                       Name:
                                       Title:

                                       FLEET NATIONAL BANK, as successor to
                                       Shawmut Bank, N.A.

                                       By:
                                         ------------------------
                                       Name:
                                       Title:













































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